[ING Funds logo]	(d)(1)(ii)
May 16, 2007
Todd Modic
Senior Vice President
ING Investments, LLC
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258
Dear Mr. Modic:
     Pursuant to the Amended and Restated Investment Management Agreement dated February 1, 2005, as amended, between ING Mutual Funds and ING Investments, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING International Equity Dividend Fund, a newly established series of ING Mutual Funds (the “Fund”), effective May 16, 2007, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to Amended Schedule A of the Agreement. The Amended Schedule A, with the annual investment management fee indicated for the Fund, is attached hereto.
     Please signify your acceptance to act as Manager under the Agreement with respect to the aforementioned Fund.

Very sincerely,

/s/ Kimberly A. Anderson

Kimberly A. Anderson
Senior Vice President
ING Mutual Funds
ACCEPTED AND AGREED TO:
ING Investments, LLC

By:	/s/ Todd Modic

Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Mutual Funds
Scottsdale, AZ 85258-2034	Fax: 480-477-2700
www.ingfunds.com

AMENDED SCHEDULE A
with respect to the
AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT
between
ING MUTUAL FUNDS
and
ING INVESTMENTS, LLC

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)
ING Disciplined International SmallCap Fund	0.60%

ING Diversified International Fund	0.00%

ING Emerging Countries Fund	1.25%

ING Emerging Markets Fixed Income Fund	0.65% on the first $250 million of assets
0.60% on the next $250 million of assets
0.55% on assets in excess of $500 million

ING Global Bond Fund	0.40%

ING Global Real Estate Fund	0.80% of the first $250 million of assets
0.775% of the next $250 million of assets
0.70% of assets in excess of $500 million

ING Global Value Choice Fund	1.00% of the first $250 million of assets
0.90% of the next $250 million of assets
0.80% of the next $500 million of assets
0.75% of assets in excess of $1 billion

ING Greater China Fund	1.15% on the first $100 million of assets
1.05% on the next $150 million of assets
0.95% on assets in excess of $250 million

ING Index Plus International Equity Fund	0.55%

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)
ING International Capital Appreciation Fund	0.85% on the first $500 million of assets
0.80% on the next $500 million of assets
0.75% on assets in excess of $1 billion

ING International Equity Dividend Fund	0.75%

ING International Real Estate Fund	1.00% on the first $250 million of assets
0.90% on the next $250 million of assets
0.80% on assets in excess of $500 million

ING International SmallCap Fund	1.00% of the first $500 million of assets
0.90% of the next $500 million of assets
0.85% of assets in excess of $1 billion

ING International Value Choice Fund	1.00%

ING International Value Opportunities Fund	0.80% on the first $1 billion of assets
0.75% of assets in excess of $1 billion

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